Exhibit 99.1

FTI Consulting, Inc.

555 12th Street NW

Washington, D.C. 20004

+1.202.312.9100

Investor & Media Contact:

Mollie Hawkes

+1.617.747.1791

mollie.hawkes@fticonsulting.com

FTI Consulting Reports Record First Quarter 2019 Financial Results

•	First Quarter 2019 Revenues of $551.3 Million, Up 10.7% Compared to $497.8 Million in Prior Year Quarter

•	First Quarter 2019 EPS of $1.64, Up 57.7% Compared to $1.04 in Prior Year Quarter; First Quarter 2019 Adjusted EPS of $1.63, Up 56.7% Compared to $1.04 in Prior Year Quarter

•	Company Raises 2019 EPS Guidance to Reflect First Quarter 2019 Tax Gain and Expects to be At or Above the High End of 2019 Guidance Ranges for Revenues, EPS and Adjusted EPS

Washington, D.C., April 25, 2019 — FTI Consulting, Inc. (NYSE: FCN) today released record financial results for the quarter ended March 31, 2019.

First quarter 2019 revenues of $551.3 million increased $53.5 million, or 10.7%, compared to revenues of $497.8 million in the prior year quarter. Excluding the estimated negative impact from foreign currency translation (“FX”), revenues increased $63.0 million, or 12.6%, compared to the prior year quarter. The increase in revenues was driven by higher demand across all business segments. Net income of $62.6 million compared to $38.9 million in the prior year quarter. The increase in net income was due to higher operating profits across all business segments, lower interest expense and a lower effective tax rate.

Adjusted EBITDA of $96.1 million, or 17.4% of revenues, compared to $72.3 million, or 14.5% of revenues, in the prior year quarter. The increase in Adjusted EBITDA was due to higher revenues, which was partially offset by an increase in compensation and benefits expenses, primarily related to a 7.7% increase in billable headcount compared to the prior year quarter.

First quarter 2019 fully diluted earnings per share (“EPS”) of $1.64 compared to $1.04 in the prior year quarter. EPS included $2.1 million of non-cash interest expense related to the Company’s 2.0% convertible senior notes due 2023 (“2023 Convertible Notes”), which decreased EPS by $0.04, and a $2.1 million tax gain related to the September 2018 sale of the Company’s Ringtail software and related business (“Ringtail divestiture”), which increased EPS by $0.05. First quarter 2019 Adjusted EPS of $1.63, which excludes the non-cash interest expense and tax gain, compared to $1.04 in the prior year quarter.

Commenting on these results, Steven H. Gunby, President and Chief Executive Officer of FTI Consulting, said, “We are, of course, pleased to deliver another record quarter. For most of us, what is even more powerful is the sustained progress we are making on a multi-year basis and what those results indicate in terms of both our success in anticipating and delivering on significant client needs and the prospects going forward for our clients, our people and our shareholders.”

Cash Position and Capital Allocation

Net cash used in operating activities of $102.1 million for the quarter ended March 31, 2019 compared to net cash used in operating activities of $69.2 million for the quarter ended March 31, 2018. The year-over-year increase in cash used in operating activities was due to higher annual bonus payments and an increase in salaries related to headcount growth, which was partially offset by an increase in cash collected resulting from higher revenues compared to the prior year quarter.

During the quarter, the Company used approximately $21.9 million to repurchase 327,978 shares of its common stock at an average price per share of $66.70. As of March 31, 2019, approximately $150.7 million remained available for stock repurchases under the Company’s $400.0 million stock repurchase authorization.

Cash and cash equivalents of $179.2 million at March 31, 2019 compared to $152.0 million at March 31, 2018 and $312.1 million at December 31, 2018. Total debt, net of cash, of $137.0 million at March 31, 2019 compared to $293.0 million at March 31, 2018 and $4.2 million at December 31, 2018. The sequential increase in total debt, net of cash, was primarily due to an increase in the use of cash for operating activities, which included annual bonus payments. Total debt was unchanged compared to December 31, 2018.

First Quarter 2019 Segment Results

Corporate Finance & Restructuring

Revenues in the Corporate Finance & Restructuring segment increased $18.0 million, or 12.6%, to $161.0 million in the quarter compared to $142.9 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $20.7 million, or 14.5%, compared to the prior year quarter. The increase in revenues was primarily due to increased demand for business transformation and transactions and restructuring services, and higher success fees. Adjusted Segment EBITDA of $37.4 million, or 23.2% of segment revenues, compared to $34.8 million, or 24.4% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues, which was partially offset by higher compensation, primarily related to an increase in billable headcount and an increase in selling, general and administrative (“SG&A”) expenses.

Forensic and Litigation Consulting

Revenues in the Forensic and Litigation Consulting segment increased $11.0 million, or 8.6%, to $139.0 million in the quarter compared to $128.0 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $12.7 million, or 10.0%, compared to the prior year quarter. The increase in revenues was primarily driven by higher demand for investigations and construction solutions services, which was partially offset by lower demand for health solutions services. Adjusted Segment EBITDA of $31.8 million, or 22.9% of segment revenues, compared to $25.8 million, or 20.1% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues, which was partially offset by higher compensation, primarily related to an increase in billable headcount.

Economic Consulting

Revenues in the Economic Consulting segment increased $9.2 million, or 6.9%, to $142.3 million in the quarter compared to $133.1 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $11.4 million, or 8.6%, compared to the prior year quarter. The increase in revenues was primarily due to higher demand for antitrust services in Europe, the Middle East and Africa (“EMEA”), which was partially offset by lower demand for financial economics services in North America. Adjusted Segment EBITDA of $24.0 million, or 16.9% of segment revenues, compared to $19.1 million, or 14.4% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues with improved utilization, which was partially offset by an increase in compensation, primarily related to higher variable compensation.

Technology

Revenues in the Technology segment increased $10.4 million, or 25.5%, to $51.3 million in the quarter compared to $40.9 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $11.1 million, or 27.1%, compared to the prior year quarter. The increase in revenues was primarily related to higher demand for cross-border investigations and merger and acquisition-related “second request” services in North America and Asia Pacific, which was partially offset by a decline in licensing revenues resulting from the Ringtail divestiture. Adjusted Segment EBITDA of $12.7 million, or 24.8% of segment revenues, compared to $5.7 million, or 14.0% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues and lower SG&A expenses, primarily related to a decline in research and development expenses, which was partially offset by an increase in costs related to as-needed contractors.

Strategic Communications

Revenues in the Strategic Communications segment increased $4.9 million, or 9.3%, to $57.7 million in the quarter compared to $52.8 million in the prior year quarter. Excluding the estimated negative impact from FX, revenues increased $7.0 million, or 13.3%, compared to the prior year quarter. The increase in revenues was due to an increase in project-based revenues in North America and EMEA, primarily related to corporate reputation services, and a $2.0 million increase in pass-through revenues. Adjusted Segment EBITDA of $11.5 million, or 20.0% of segment revenues, compared to $9.9 million, or 18.7% of segment revenues, in the prior year quarter. The increase in Adjusted Segment EBITDA was due to higher revenues, which was partially offset by an increase in compensation and pass-through expenses.

2019 Guidance

The Company is raising its previous full year 2019 EPS guidance range of between $3.33 and $3.83 by $0.05 per share to between $3.38 and $3.88 to reflect the first quarter 2019 tax gain related to the Ringtail divestiture.

After a strong first quarter, the Company is confident in its full year 2019 guidance ranges for revenues of between $2.0 billion and $2.1 billion, EPS of between $3.38 and $3.88 and Adjusted EPS of between $3.50 and $4.00. In fact, the Company now expects to be at or above the high end of its revenue, EPS and Adjusted EPS guidance ranges for full year 2019. The $0.12 per share variance between EPS and Adjusted EPS guidance for full year 2019 includes estimated non-cash interest expense of approximately $0.17 per share related to the Company’s 2023 Convertible Notes and the $0.05 per share first quarter 2019 tax gain related to the Ringtail divestiture.

First Quarter 2019 Conference Call

FTI Consulting will host a conference call for analysts and investors to discuss first quarter financial results at 9:00 a.m. Eastern Time on Thursday, April 25, 2019. The call can be accessed live and will be available for replay over the internet for 90 days by logging onto the Company’s investor relations website here.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations manage change, mitigate risk and resolve disputes: financial, legal, operational, political & regulatory, reputational and transactional. With more than 4,700 employees located in 28 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges and make the most of opportunities. The Company generated $2.03 billion in revenues during the fiscal year 2018. More information can be found at www.fticonsulting.com.

Use of Non-GAAP Measures

In the accompanying analysis of financial information, we sometimes use information derived from consolidated and segment financial information that may not be presented in our financial statements or prepared in accordance with generally accepted accounting principles (“GAAP”). Certain of these measures are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission (“SEC”) rules. Specifically, we have referred to the following non-GAAP measures:

•	Total Segment Operating Income

•	Adjusted EBITDA

•	Total Adjusted Segment EBITDA

•	Adjusted EBITDA Margin

•	Adjusted Net Income

•	Adjusted Earnings per Diluted Share

•	Free Cash Flow

We have included the definitions of Segment Operating Income (Loss) and Adjusted Segment EBITDA below in order to more fully define the components of certain non-GAAP financial measures presented in this press release. We define Segment Operating Income (Loss), a GAAP financial measure, as a segment’s share of consolidated operating income. We define Total Segment Operating Income, which is a non-GAAP financial measure, as the total of Segment Operating Income (Loss) for all segments, which excludes unallocated corporate expenses. We use Segment Operating Income (Loss) for the purpose of calculating Adjusted Segment EBITDA. We define Adjusted Segment EBITDA, a GAAP financial measure, as a segment’s share of consolidated operating income before depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges and goodwill impairment charges. We use Adjusted Segment EBITDA as a basis to internally evaluate the financial performance of our segments because we believe it reflects current core operating performance and provides an indicator of the segment’s ability to generate cash. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of total revenues.

We define Total Adjusted Segment EBITDA, which is a non-GAAP financial measure, as the total of Adjusted Segment EBITDA for all segments, which excludes unallocated corporate expenses. We define Adjusted EBITDA, which is a non-GAAP financial measure, as consolidated net income before income tax provision, other non-operating income (expense), depreciation, amortization of intangible assets, remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, gain or loss on sale of a business and losses on early extinguishment of debt. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry. Therefore, we also believe that these measures, considered along with corresponding GAAP financial measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies.

We define Adjusted Net Income and Adjusted Earnings per Diluted Share (“Adjusted EPS”), which are non-GAAP financial measures, as net income and earnings per diluted share (“EPS”), respectively, excluding the impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, non-cash interest expense on convertible notes, gain or loss on sale of a business and the impact of adopting the 2017 U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”). We use Adjusted Net Income for the purpose of calculating Adjusted EPS. Management uses Adjusted EPS to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results, provide management and investors with an additional understanding of our business operating results, including underlying trends.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash provided by operating activities less cash payments for purchases of property and equipment. We believe this non-GAAP financial measure, when considered together with our GAAP financial results, provides management and investors with an additional understanding of the Company’s ability to generate cash for ongoing business operations and other capital deployment.

Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Comprehensive Income. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial tables accompanying this press release.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions, share repurchases and other matters, business trends and other information that is not historical, including statements regarding estimates of our future financial results. When used in this press release, words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, estimates of our future financial results, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and estimates will be achieved, and the Company’s actual results may differ materially from our expectations, beliefs and estimates. Further, preliminary results are subject to normal year-end adjustments. The Company has experienced fluctuating revenues, operating income and cash flows in prior periods and expects that this will occur from time to time in the future. Other factors that could cause such differences include declines in demand for, or changes in, the mix of services and products that we offer; the mix of the geographic locations where our clients are located or where services are performed; fluctuations in the price per share of our common stock; adverse financial, real estate or other market and general economic conditions; and other future events, which could impact each of our segments differently and could be outside of our control; the pace and timing of the consummation and integration of future acquisitions; the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions; retention of staff and clients; new laws and regulations, or changes thereto, including the 2017 Tax Act; and other risks described under the heading “Item 1A, Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC, including the risks set forth under “Risks Related to Our Reportable Segments” and “Risks Related to Our Operations,” and in the Company’s other filings with the SEC. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

# # #

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	March 31,	December 31,
	2019	2018
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$179,241	$312,069
Accounts receivable:
Billed receivables	504,003	437,797
Unbilled receivables	389,805	319,205
Allowances for doubtful accounts and unbilled services	(237,681)	(202,394)

Accounts receivable, net	656,127	554,608
Current portion of notes receivable	29,206	29,228
Prepaid expenses and other current assets	56,640	69,448

Total current assets	921,214	965,353
Property and equipment, net	84,522	84,577
Operating lease assets	146,389	—
Goodwill	1,174,742	1,172,316
Other intangible assets, net	32,876	34,633
Notes receivable, net	75,148	84,471
Other assets	30,010	37,771

Total assets	$2,464,901	$2,379,121

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$128,642	$104,600
Accrued compensation	212,423	333,536
Billings in excess of services provided	50,400	44,434

Total current liabilities	391,465	482,570
Long-term debt, net	268,037	265,571
Noncurrent operating lease liabilities	173,874	—
Deferred income taxes	163,303	155,088
Other liabilities	66,200	127,067

Total liabilities	1,062,879	1,030,296

Stockholders’ equity
Preferred stock, $0.01 par value; shares authorized — 5,000; none outstanding	—	—
Common stock, $0.01 par value; shares authorized — 75,000; shares issued and outstanding — 38,027 (2019) and 38,147 (2018)	380	381
Additional paid-in capital	284,864	299,534
Retained earnings	1,259,372	1,196,727
Accumulated other comprehensive loss	(142,594)	(147,817)

Total stockholders’ equity	1,402,022	1,348,825

Total liabilities and stockholders’ equity	$2,464,901	$2,379,121

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
	(unaudited)
Revenues	$551,274	$497,774

Operating expenses
Direct cost of revenues	349,066	321,117
Selling, general and administrative expenses	113,185	112,128
Amortization of other intangible assets	1,861	2,270

	464,112	435,515

Operating income	87,162	62,259

Other income (expense)
Interest income and other	159	(1,800)
Interest expense	(4,746)	(6,244)

	(4,587)	(8,044)

Income before income tax provision	82,575	54,215
Income tax provision	19,930	15,270

Net income	$62,645	$38,945

Earnings per common share — basic	$1.69	$1.06

Weighted average common shares outstanding — basic	36,981	36,700

Earnings per common share — diluted	$1.64	$1.04

Weighted average common shares outstanding — diluted	38,219	37,612

Other comprehensive income, net of tax
Foreign currency translation adjustments, net of tax expense of $0	$5,223	$10,446

Total other comprehensive income, net of tax	5,223	10,446

Comprehensive income	$67,868	$49,391

FTI CONSULTING, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
	(Unaudited)
Net income	$62,645	$38,945
Add back:
Non-cash interest expense on convertible notes	2,108	—
Tax impact of non-cash interest expense on convertible notes	(547)	—
Tax impact of gain on sale of business (1)	(2,097)	—

Adjusted net income	$62,109	$38,945

Earnings per common share — diluted	$1.64	$1.04
Add back:
Non-cash interest expense on convertible notes	0.05	—
Tax impact of non-cash interest expense on convertible notes	(0.01)	—
Tax impact of gain on sale of business (1)	(0.05)	—

Adjusted earnings per common share — diluted	$1.63	$1.04

Weighted average number of common shares outstanding — diluted	38,219	37,612

(1)	Represents a discrete tax adjustment resulting from a change in estimate related to the accounting for the sale of Ringtail.

FTI CONSULTING, INC.

RECONCILIATION OF EPS GUIDANCE TO ADJUSTED EPS GUIDANCE

	Year Ended December 31, 2019
	Low	High
Guidance on estimated earnings per common share – diluted (GAAP) (1)	$3.38	$3.88
Non-cash interest expense on convertible notes, net of tax	0.17	0.17
Tax impact of gain on sale of business	(0.05)	(0.05)

Guidance on estimated adjusted earnings per common share (non-GAAP) (1)	$3.50	$4.00

(1)

The forward-looking guidance on estimated 2019 EPS and Adjusted EPS does not reflect other gains and losses (all of which would be excluded from Adjusted EPS) related to the future impact of remeasurement of acquisition-related contingent consideration, special charges, goodwill impairment charges, losses on early extinguishment of debt, gain or loss on sale of a business as these items are dependent on future events that are uncertain and difficult to predict. The forward-looking guidance excludes any shares of common stock potentially issuable upon conversion of the 2023 Convertible Notes from the calculation of EPS.

FTI CONSULTING, INC.

RECONCILIATION OF NET INCOME AND OPERATING INCOME TO ADJUSTED EBITDA

(in thousands)

Three Months Ended March 31, 2019 (unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$62,645
Interest income and other							(159)
Interest expense							4,746
Income tax provision							19,930

Operating income	$35,684	$30,440	$22,489	$10,436	$10,216	$(22,103)	$87,162
Depreciation and amortization	910	1,086	1,507	2,287	574	702	7,066
Amortization of other intangible assets	767	291	44	—	759	—	1,861

Adjusted EBITDA	$37,361	$31,817	$24,040	$12,723	$11,549	$(21,401)	$96,089

Three Months Ended March 31, 2018 (unaudited)	Corporate Finance & Restructuring	Forensic and Litigation Consulting	Economic Consulting	Technology	Strategic Communications	Unallocated Corporate	Total
Net income							$38,945
Interest income and other							1,800
Interest expense							6,244
Income tax provision							15,270

Operating income	$33,211	$24,330	$17,648	$2,593	$8,365	$(23,888)	$62,259
Depreciation and amortization	802	1,028	1,364	3,077	593	901	7,765
Amortization of other intangible assets	791	399	124	62	894	—	2,270

Adjusted EBITDA	$34,804	$25,757	$19,136	$5,732	$9,852	$(22,987)	$72,294

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Segment Revenues	Adjusted EBITDA	Adjusted EBITDA Margin	Utilization	Average Billable Rate	Revenue- Generating Headcount
	(in thousands)					(at period end)
Three Months Ended March 31, 2019 (unaudited)
Corporate Finance & Restructuring	$160,966	$37,361	23.2%	70%	$443	982
Forensic and Litigation Consulting	138,997	31,817	22.9%	67%	$336	1,194
Economic Consulting	142,271	24,040	16.9%	77%	$511	715
Technology (1)	51,336	12,723	24.8%	N/M	N/M	315
Strategic Communications (1)	57,704	11,549	20.0%	N/M	N/M	658

	$551,274	$117,490	21.3%			3,864

Unallocated Corporate		(21,401)

Adjusted EBITDA		$96,089	17.4%

Three Months Ended March 31, 2018 (unaudited)
Corporate Finance & Restructuring	$142,922	$34,804	24.4%	71%	$444	910
Forensic and Litigation Consulting	128,039	25,757	20.1%	67%	$326	1,072
Economic Consulting	133,109	19,136	14.4%	71%	$543	689
Technology (1)	40,914	5,732	14.0%	N/M	N/M	288
Strategic Communications (1)	52,790	9,852	18.7%	N/M	N/M	630

	$497,774	$95,281	19.1%			3,589

Unallocated Corporate		(22,987)

Adjusted EBITDA		$72,294	14.5%

N/M — Not meaningful

(1)

The majority of the Technology and Strategic Communications segments’ revenues are not generated based on billable hours. Accordingly, utilization and average billable rate metrics are not presented as they are not meaningful as a segment-wide metric.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2019	2018
	(unaudited)
Operating activities
Net income	$62,645	$38,945
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	7,066	7,765
Amortization and impairment of other intangible assets	1,861	2,270
Acquisition-related contingent consideration	93	396
Provision for doubtful accounts	3,784	5,676
Non-cash share-based compensation	6,393	4,676
Amortization of debt discount and issuance costs	2,860	497
Other	(42)	94
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, billed and unbilled	(95,746)	(61,677)
Notes receivable	9,653	2,622
Prepaid expenses and other assets	5,979	(378)
Accounts payable, accrued expenses and other	(450)	9,348
Income taxes	11,286	13,480
Accrued compensation	(123,260)	(92,501)
Billings in excess of services provided	5,792	(413)

Net cash used in operating activities	(102,086)	(69,200)

Investing activities
Purchases of property and equipment	(10,153)	(7,680)
Other	72	27

Net cash used in investing activities	(10,081)	(7,653)

Financing activities
Borrowings under revolving line of credit, net	—	45,000
Deposits	1,003	1,431
Purchase and retirement of common stock	(21,883)	(14,220)
Net issuance of common stock under equity compensation plans	(605)	4,215

Payments for business acquisition liabilities	(1,282)	(2,502)

Net cash provided by (used in) financing activities	(22,767)	33,924

Effect of exchange rate changes on cash and cash equivalents	2,106	5,012

Net decrease in cash and cash equivalents	(132,828)	(37,917)
Cash and cash equivalents, beginning of period	312,069	189,961

Cash and cash equivalents, end of period	$179,241	$152,044